Exhibit 99.1
Terayon Demonstrates Industry’s First MPEG-4/AVC Ad Insertion and
Splicing at IBC Conference
Terayon Adds Advanced Video Codec Support to its DM 6400 Network CherryPicker
Santa Clara, California – September 6, 2005 – Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, today announced that its DM 6400 Network CherryPicker® digital video networking platform supports the MPEG-4/AVC format and is the first product to enable standards-based digital program insertion and splicing of programming in the MPEG-4/AVC format. Terayon is demonstrating the world’s first ad insertion and real-time splicing of MPEG-4/AVC video streams at the IBC Conference (stand 8.510), September 8-13, 2005 in Amsterdam.
     With up to 50% greater compression efficiency than MPEG-2, MPEG-4/AVC enables broadcasters, cable operators, satellite providers, telecommunications carriers and wireless video service operators to deliver as much as twice the programming compared to MPEG-2. However, before they can realize this capacity improvement, service providers must ensure a seamless migration path for the applications critical to their current network architectures and business models – including digital program switching, grooming and local digital ad insertion.
     Terayon enables seamless migration for these applications via a field software upgrade to service providers’ already deployed DM 6400s. The DM 6400 also supports the coexistence of MPEG-4/AVC and MPEG-2 content within the same platform and on the same ASI or IP-based network. This flexibility is key for a smooth migration to MPEG-4/AVC as the MPEG-2 format will remain a predominant method of delivering programming and a significant portion of service providers’ content portfolio for several years as they migrate to MPEG-4/AVC encoding and decoding technology. Terayon will offer the new MPEG-4/AVC capabilities as a software upgrade to its current generation DM 6400 during the second half of 2005.
     “As content delivery formats evolve, our commitment is to provide solutions that offer the smoothest possible transition for programmers, service providers and advertisers,” said Fabrice Quinard, Vice President Engineering, Digital Video Solutions, Terayon. “Our support for MPEG-4/AVC ensures that customers who already are capitalizing on the MPEG-2 ad insertion, switching and grooming capabilities of the DM 6400 Network Cherry Picker will be able to migrate quickly to MPEG-4/AVC easily and using the same platform.”
     Terayon is working with several of its Terayon Partner Program members – including Harmonic, Modulus and TANDBERG Television – on MPEG-4/AVC related developments, product integration and interoperability.
     “As part of the on-going Harmonic Interoperability Partners Program, we’ve been working with Terayon to validate interoperability between our new MPEG-4 AVC and MPEG-2 based systems,” said Susie Opare, Director of Strategic Marketing for the Convergent Systems Division of Harmonic Inc. “This helps ensure the highest possible quality solutions as well as facilitates the introduction of robust, ready-to-deploy SD and HD video systems that reduce implementation risk and accelerate time to market for our mutual customers.”
     “Modulus is delighted to be partnering with Terayon in this first-ever demonstration of MPEG-4/AVC ad insertion and splicing – capabilities that are critical for the successful deployment of MPEG-4/AVC programming,” said Bob Wilson, Chairman and CEO, Modulus. “As a part of Modulus’ plans to ensure availability of true end-to-end AVC solutions, ad insertion will play a key role in realizing the full business potential of our customers’ new IPTV offerings.”
     “TANDBERG Television’s relationship with Terayon has been an important part of our development of industry leading MPEG-2 compression systems. Today, we are delivering complete SD and HD MPEG-4 AVC solutions to customers across the globe for IPTV and HDTV. The continued interoperability between our video head end and Terayon’s CherryPicker will enable broadcasters and operators to leverage the bandwidth benefits of MPEG-4 AVC with the confidence that they can rely on proven professional broadcast functionality,” says Carl Furgusson, Director of Product Management, TANDBERG Television.
About the Terayon DM 6400 Network CherryPicker
     The DM 6400 is the flagship model in the Terayon Network CherryPicker line of digital video networking platforms, which enable service providers to deliver a wide range of digital programming services and applications. The DM 6400 utilizes advanced proprietary ASIC (Application Specific Integrated Circuit) chips designed for the unique computational requirements of compressed digital video to deliver superior picture quality for both standard definition (SD) and high definition (HD) digital video services. Terayon continues to develop the CherryPicker line with the addition of new functionality and support for new compression technologies and standards, such as MPEG-4/AVC and VC-1.
About Terayon
     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com
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Press Contact:	Investor Contact:
Rebecca West	Eileen Morcos
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@terayon.com
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:
Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon’s ability to gain new business; Terayon’s ability to develop new, technologically advanced products; the performance and capabilities of the DM 6400 Network CherryPicker; the ability for already deployed DM 6400s to be upgraded via software to support MPEG-4/AVC; service providers migration to MPEG-4/AVC; as well as the other risks detailed from time to time in Terayon’s filings with the SEC, including Terayon’s 10-Q for the quarter ended June 30, 2005 and 10-K for the year ended Dec. 31, 2004.
Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.